First PacTrust Bancorp, Inc. Announces Appointment of Gaylin Anderson as Chief Retail Banking
Officer of Pacific Trust Bank

Company Release — 11/29/2010 09:00

CHULA VISTA, Calif.—(BUSINESS WIRE)— First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ:FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that Mr. Gaylin Anderson has entered into an employment agreement with the Company and the Bank under which he will be appointed as Executive Vice President and Chief Retail Banking Officer of the Bank.

Prior to joining Pacific Trust Bank, Mr. Anderson served as SVP, Consumer Branch Performance for U.S. Bank in Los Angeles, and as Director of Retail Banking for California National Bank, a $7.7 billion asset 68-branch community banking franchise serving Los Angeles, Orange, Ventura and San Bernardino counties. While at Cal National, Mr. Anderson was instrumental in transforming that bank’s retail banking franchise while achieving strong growth in core deposits and exceptional customer satisfaction ratings. Mr. Anderson has held executive management positions for CitiBank, N.A., and California Federal Bank where he helped transform Cal Fed into one of the most well-regarded sales and service providers in the industry.

Mr. Anderson attended the University of Utah, has served in leadership roles with the March of Dimes, JA – Junior Achievement and the United Way of Los Angeles. Gaylin is married with two children.

In commenting on this action, Gregory Mitchell, President and Chief Executive Officer of the Company, noted: “We are pleased that Gaylin has elected to join us in this journey as we seek to build Pacific Trust Bank into one of the leading community banks serving the people of Southern California. I have had the pleasure of working with Gaylin for more than eight years and have witnessed his unique ability to improve the banking experience for customers and employees alike while generating high quality deposits, loan production and fee income.”

Hans Ganz, President and CEO of Pacific Trust Bank, said: “Gaylin is a strong and proven leader and a community banker who gets results. We are delighted to welcome him to the team.”

Mr. Anderson noted: “I am very excited to join the family at Pacific Trust Bank and look forward to building on the service quality the organization has delivered to its customers. The service element is just one step in many that we believe will enhance the retail banking experience at Pacific Trust Bank.”

As an inducement material to his entering into employment with the Company and the Bank, Mr. Anderson was granted (i) 5,000 restricted shares of the Company’s common stock and (ii) a ten-year option to purchase 60,000 shares of the Company’s common stock at an exercise price per share of $11.36. The restricted shares and the option are scheduled to vest in one-third annual increments on November 23, 2011, 2012 and 2013. The vesting of any then-unvested portion of the option will accelerate if Mr. Anderson’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” as those terms are defined in his employment agreement, and the vesting of any then-unvested restricted shares will accelerate in the event Mr. Anderson’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company). The grant of the restricted stock and the option were approved by the Compensation Committee of the Company’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.

First PacTrust Bancorp, Inc. is the holding company for Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank operates through nine banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust

Contact:
First PacTrust Bancorp, Inc.

Gregory A. Mitchell, (619) 691-1519, ext. 4474
President and CEO